Exhibit 23.3

Consent of DAUM Commercial Real Estate Services

We hereby consent to the (1) use of our name in the Registration Statement (including without limitation under the headings “Prospectus Summary,” “Market Overview,” “Business and Properties” and “Experts”) to be filed by Rexford Industrial Realty, Inc., a Maryland corporation (the “Company”), on Form S-11 and the related prospectus and any amendments or supplements thereto (collectively, the “Registration Statement”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), (2) filing of this consent as an exhibit to the Registration Statement.

Dated May 20, 2013

DAUM Commercial Real Estate Services

By:	/s/ Chad Jacobson
Name:	Chad Jacobson
Title:	Chief Operating Officer